Exhibit 10.25

LICENSE AGREEMENT

This Agreement is entered into between the U.S. Government, as represented by the U.S. Department of Agriculture, Agricultural Research Service (hereinafter referred to as “USDA”) and Marrone Organic Innovations, Inc., a Delaware corporation having offices at 215 Madison Place, Suites B/C, Davis, California (hereinafter referred to as “MOI”).

WHEREAS, USDA has performed research to develop novel strains of Chromobacterium subtsugae useful as biocontrol agents for insect pests and has received by assignment certain valuable patent rights thereon; and

WHEREAS, USDA desires, in the public interest, that said invention be perfected, marketed, and practiced so that the benefits are readily available for widest possible utilization in the shortest time possible; and

WHEREAS, MOI represents that it has the facilities, personnel and expertise and is willing to expend reasonable efforts and resources to bring the invention to the point of practical application; and

WHEREAS, USDA is willing to provide reasonable assistance to MOI to help bring the invention to the point of practical application;

NOW, THEREFORE, in consideration of the foregoing and pursuant to 35 USC 207 and 37 CFR 404 and the mutual promises and obligations hereinafter set forth, USDA and MOI, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1        Licensed Patent means U.S. Patent Application Serial No. 10,678,023, entitled “Chromobacterium Subtsugae Sp. Nov. and Use for Control of Insect Pests” filed on October 1, 2003, the patent issuing therefrom, and U.S. Patent Application Serial No. I1/704,565, entitled “Chromobacterium Subtsugae Sp. Nov. and Use for Control of Insect Pests” filed on February 8, 2007, the patent issuing therefrom, and all continuations, divisions, reissues, reexaminations, patent term extensions of such patents, and any continuations-in-part that have complied with the requirements set forth in 37 CFR 404.7.

1.2        Licensed Products means any and all compositions or formulations comprising a strain of Chromobacterium subtsugae. sp. nov. and/or any insecticidally-active metabolite, supernatant, filtrate or extract obtained from a strain of Chromobacterium subtsugae. sp. nov. as covered in whole or in part by a Valid Claim of the Licensed Patent.

1.3        Licensed Method means any and all methods for controlling insect pests using Licensed Products as covered in whole or in part by a Valid Claim of the Licensed Patent.

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1.4        Licensed Territory means the United States of America, its possessions and territories.

1.5        Net Sales means the gross sales of Licensed Products by MOI to an independent third party less the sum of the following:

(a)	discounts, in amounts customary in the trade, for quantity purchases, cash payments, wholesalers, and distributors;

(b)	amounts repaid or credited by reason of rejection or returns; and

(c)	any freight or other transportation costs, insurance, duties, tariffs and sales and excise taxes based directly on sales or turnover or delivery of material produced under this Agreement.

No deductions shall be made for commissions paid to sales persons or agents or for the cost of collections. Licensed Products produced by MOI for its own use shall be included for the purposes of computing Net Sales, except such Licensed Products used for non-revenue producing activity such as promotional items or market trials. Licensed Products shall be considered sold when billed or invoiced.

1.6        Prorated Share means the total fees and expenses incurred by USDA for prosecuting and maintaining the Licensed Patent in the Licensed Territory divided by the number of licensees.

1.7        Valid Claim means a claim of any unexpired United States Patent or Patent Application included within the definition of the Licensed Patent that shall not have been withdrawn, canceled or disclaimed nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision. For the purposes of this Agreement, all pending and issued claims of the Licensed Patent shall be considered valid and enforceable unless and until either otherwise adjudicated by a court of competent jurisdiction or otherwise declared by the United States Patent and Trademark Office.

1.8        First Commercial Sale means the initial transfer by or on behalf of MOI or its sublicensees of Licensed Products or product made by the Licensed Method in exchange for cash.

1.9        Effective Date means the later date on which this Agreement is executed by a party to the Agreement.

ARTICLE II

GRANT

2.1        USDA grants to MOI, subject to the terms and conditions herein, a co-exclusive license in the Licensed Territory under the Licensed Patent to practice the Licensed Method and

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to make, have made, use, have used, sell and have sold Licensed Products for the term of this Agreement. USDA shall grant no more than two (2) licenses under the Licensed Patent in the Licensed Territory for the term of the Agreement.

2.2        USDA grants to MOI the right to grant sublicenses subject to the provisions of this Agreement and to the prior submission to and approval by USDA of the proposed sublicense, which approval shall not be unreasonably withheld. All sublicenses shall make reference to this Agreement, including the rights retained by the U.S. Government in accordance with the provisions of Article III below. MOI shall provide USDA with a copy of all sublicense agreements.

ARTICLE III

RESERVATION OF RIGHTS

3.1        The licenses granted in Article II above are subject to the reservation by USDA of an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of the Licensed Patent throughout the world by or on behalf of the U.S. Government, and on behalf of any foreign government pursuant to any existing or future treaty or agreement to which the United States is a signatory, including the right to engage in research, either alone or with one or more third parties, on inventions covered by the Licensed Patent.

3.2        USDA reserves the right to require MOI to grant sublicenses to responsible applicants, on reasonable terms, under any of the following circumstances:

(a)	such grant is necessary to fulfill health or safety needs; or

(b)

such grant is necessary to ensure that a specific commercial use for the Licensed Patent, which is not being actively brought to practical application by MOI in the United States, is made available for utilization by the United States public.

ARTICLE IV

FEES, ROYALTIES, AND PAYMENTS

4.1        MOI shall pay to USDA a license execution fee of [*****], no part of which shall be refunded for any reason. Payment of such fee shall be due within thirty (30) days of the Effective Date.

4.2        MOI shall pay to USDA an annual license maintenance fee in accordance with the following schedule:

Date	Amount
March 1, 2008	[*****]
March 1, 2009
March 1, 2010
March 1, 2011
March 1, 2012

[*****]	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

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An annual maintenance fee of [*****] shall be due on March 1 of each calendar year thereafter for the term of the Agreement. The annual license maintenance fee shall be credited against royalties owed to USDA under Paragraph 4.3 below during the same calendar year. The annual license maintenance fee paid in a given calendar year shall not be credited against royalties owed in subsequent calendar years. No part of the annual license maintenance fee shall be refunded for any reason.

4.3        MOI shall pay USDA royalties of [*****] on the Net Sales of Licensed Products by MOI and its sublicensees. Royalties shall be due and payable upon submission of each royalty report, in accordance with the provisions of Paragraph 5.2 below.

4.4        MOI shall pay to USDA [*****] of any payments, other than royalties payable under Paragraph 4.3 above, received from a sublicensee as consideration for the rights granted to the sublicensee under the Licensed Patent. Such payments may include, but are not limited to, license execution fees, milestone payments, and license maintenance fees. Payments specifically committed to further research on Licensed Products are excluded and shall not be considered in this calculation. Any amount due to USDA under this paragraph shall be paid within thirty (30) days of receipt of such payments to MOI from its sublicensees.

4.5        MOI shall pay to USDA a milestone payment of [*****] within sixty (60) days of receiving a new biopesticide product registration for the Licensed Product from the Environmental Protection Agency (“EPA”). No part of the milestone payment shall be refunded for any reason.

4.6        MOI shall reimburse USDA a Prorated Share of all fees and expenses, including reasonable legal fees, incurred by USDA in filing, prosecuting and maintaining the Licensed Patent in the Licensed Territory during the term of this Agreement. USDA shall provide MOI a statement of all such fees and expenses on a quarterly basis, and reimbursement shall be due within thirty (30) days of receipt of such statement. Within thirty (30) days of the Effective Date, MOI shall request that USDA send copies of all official correspondence relating to the Licensed Patent to MOI. Such official correspondence includes, but is not limited to, patent applications, office actions, responses, notification of fees due. MOI shall have the right to advise USDA as to the conduct of such prosecution and maintenance, provided, however, that USDA shall have the right to make the final decisions for all matters associated with such prosecution and maintenance. USDA will use reasonable efforts to confer with MOI prior to making any decisions about patent prosecution and/or payment of fees.

4.7        Before any commitment to expend funds for an extraordinary and unusual procedure for maintaining the Licensed Patent, including but not limited to reissue and reexamination but not including infringement, USDA shall notify MOI of such extraordinary and unusual procedure and the estimated cost thereof. USDA and MOI agree to use best efforts to reach mutual agreement upon the best course of action.

[*****]	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

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4.8        All payments due USDA under this Article IV shall be payable in United States dollars for the account of USDA/Agricultural Research Service, License No. 1429-002. All checks and bank drafts shall be drawn on United States banks. A late payment of a license fee or royalty shall automatically raise said fee or royalty by an amount equal to [*****] of the amount due for each month beyond the due date of such late payment. Conversion of foreign currency to United States dollars shall be made on the last business day of the applicable reporting period for the purchase of United States dollar bank wire transfers for settlement of such payment obligations. Any and all loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion of other currency to United States dollars shall be paid entirely by MOI.

ARTICLE V

REPORTS AND RECORDS

5.1        MOI shall provide written annual reports within sixty (60) days of the end of each calendar year detailing progress being made to bring the Licensed Patent to practical application. No further annual progress reports will be required after notification of the first commercial sale of Licensed Products unless otherwise requested by USDA.

5.2        After notification of the first commercial sale of Licensed Products, MOI shall submit to USDA within sixty (60) days after each calendar half year ending June 30th and December 31st, reports setting forth for the preceding six (6) month period the amount of Licensed Products made, used, or sold or otherwise disposed of by MOI, and its sublicensees, the Net Sales thereof and the royalties due pursuant to Paragraph 4.3 above. The report shall include an itemized accounting of the number of units of Licensed Products sold, price per unit, and each deduction taken from the gross sales for the purpose of calculating Net Sales. A written report shall be due for each reporting period whether or not any royalties are due to USDA.

5.3        MOI, and its sublicensees, shall keep accurate and complete records as are required for the determination of royalties owed to USDA pursuant to this Agreement. Such records shall be retained for at least five (5) years following a given reporting period. Upon reasonable notice and at the expense of USDA, such records shall be available during normal business hours for inspection and audit by representatives or agents of USDA for the sole purpose of verifying reports and payments hereunder. Such representatives or agents shall not disclose to USDA any information other than information relating to the accuracy of reports and payments made under this Agreement. MOI, and its sublicensees, shall provide full cooperation in such inspection and audit. Such cooperation shall include, but not limited to, providing sufficient time for such examination and convenient access to relevant personnel and records. If an inspection and audit show an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then MOI shall reimburse USDA for the cost of the inspection at the time MOI pays the unreported royalties, including any late charges as required by Paragraph 4.8 of this Agreement. All payments required under this Paragraph 5.3 shall be due within thirty (30) days of the date USDA provides MOI notice of the payment due.

[*****]	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

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ARTICLE VI

LICENSEE PERFORMANCE

6.1        MOI shall expend reasonable efforts and resources to carry out the development and marketing plan submitted with MOI’s application for a license and to bring the Licensed Patent to the point of practical application as defined in Title 37 of the Code of Federal Regulations, Section 404.3(d). MOI shall submit an application for new product registration to EPA within two (2) years of the Effective Date of this Agreement and MOI shall offer Licensed Products for sale within five (5) years of the Effective Date of this Agreement unless this period is extended by mutual agreement of the parties. USDA shall not unreasonably withhold approval of any request by MOI to extend this period if such request is supported by evidence of reasonable efforts by MOI to bring the Licensed Patent to practical application, including any reasonable and diligent application for regulatory approvals required by any U.S. Government agency.

6.2        MOI shall notify USDA in writing within fifteen (15) days after the first commercial sale of Licensed Products by MOI, or its sublicensees.

6.3        Licensed Products sold or otherwise disposed of in the United States by MOI, or its sublicensees, shall be manufactured substantially in the United States unless a waiver is obtained from USDA.

6.4        After bringing the Licensed Patent to the point of practical application in the United States, MOI shall keep Licensed Products reasonably available to the United States public during the term of this Agreement.

ARTICLE VII

DURATION, MODIFICATION, AND TERMINATION

7.1        This Agreement shall commence on the Effective Date and, unless sooner terminated as provided under this Article VII, shall remain in effect until the expiration of the last to expire Licensed Patent.

7.2        This Agreement may be modified or terminated by USDA, subject to the provisions of Paragraphs 7.3 and 12.4 below, if it is determined that any one of the following has occurred:

(a)	MOI, or its sublicensees, fails to meet the obligations set forth in Article VI above;

(b)

Such action is necessary to meet requirements for public use specified by Federal regulations issued after the date of this Agreement and such requirements are not reasonably satisfied by MOI, or one of its sublicensees;

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(c)	MOI has willfully made a false statement or willfully omitted a material fact in the license application or in any report required by this Agreement;

(d)	MOI, or its sublicensees, commits a substantial breach of a covenant or provision contained in this Agreement;

(e)	MOI has been found by a court of competent jurisdiction to have violated the Federal antitrust laws in connection with its performance under this Agreement;

(f)	MOI is adjudged bankrupt or has its assets placed in the hands of a receiver or makes any assignment or other accommodation for the benefit of creditors; or

(g)	MOI, or its sublicensees, misuses the Licensed Patent.

7.3        Prior to modification or termination of this Agreement, USDA shall furnish MOI and any sublicensees of record a written notice of intention to modify or terminate, and MOI shall be allowed thirty (30) days after the date of such notice to remedy any breach or default of any covenant or agreement of this Agreement or to show cause why this Agreement should not be modified or terminated.

7.4        MOI may terminate this Agreement at any time upon ninety (90) days written notice to USDA. If MOI terminates this Agreement in accordance with the provisions of this Paragraph 7.4, MOI shall provide USDA with a summary report of the reasons for termination, whether of a business or technical nature, and USDA shall be free to disclose such information to any third party who contacts USDA concerning a license under the Licensed Patent.

7.5        Upon termination of this Agreement, all sums that have accrued and are due to USDA pursuant to Article IV hereunder shall become immediately payable. In all other respects, the rights and obligations of the parties hereto concerning the Licensed Patent included in such termination shall cease as of the effective date of such termination. MOI may, however, sell all Licensed Products completed and in inventory provided that royalties are paid on any such sales in accordance with the provisions of Article IV.

7.6        In the event of termination of this Agreement, any sublicense of record granted pursuant to Paragraph 2.2 may either be converted to a license directly between sublicensee and USDA or be terminated.

ARTICLE VIII

PATENT ENFORCEMENT

8.1        The U.S. Government is not obligated to enforce the Licensed Patent against infringers. MOI shall continue to make all payments accruing to USDA pursuant to Article IV hereunder until such time as this Agreement is terminated by either party, even if the Government elects not to enforce the Licensed Patent against infringers.

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8.2        MOI is granted the first option at its own expense, in its own name, to enforce the Licensed Patent against a specific party who may be infringing the Licensed Patent, subject to the following conditions:

(a)	The right of enforcement granted under this Paragraph 8.2 shall constitute the rights provided under Title 35, Chapter 29, of the U.S. Code.

(b)

If MOI elects the option to enforce the Licensed Patent against a specific party, the Government shall not be entitled to bring an enforcement action against such party except if it chooses to join with MOI.

(c)

The option is available to all other co-exclusive licensees, and if more than one co-exclusive licensee elects the option against a specific party, there shall be a joint, not separate, enforcement action in the name of all co-exclusive licensees.

(i)

The cost of enforcement shall be borne by whoever elects the option, and this cost shall be shared equally between all co-exclusive licensees who elect the option, unless they agree otherwise as to relative shares.

(ii)

After all co-exclusive licensees have been given the opportunity to make the election, USDA shall identify, to each co-exclusive licensee, all co-exclusive licensees that have elected the option against a specific party.

(d)

Prior to enforcement against a specific party, MOI shall submit a written request to elect the option to enforce the Licensed Patent, and USDA must approve the election before MOI may bring an enforcement action against such party. Such enforcement actions may include, but are not limited to, notifying such party, either verbally or in writing, to cease and desist the alleged infringing activity or filing an infringement suit against such party.

(i)

If USDA does not approve the election, and cannot reasonably establish non-infringement, within ninety (90) days of MOI’s request for approval, MOI shall not be obligated to pay royalties or fees that begin to accrue at the end of the ninety (90) day period.

(ii)

If USDA grants approval after the end of the ninety (90) day period, MOI shall be obligated to pay royalties and fees that accrue beginning with the day of subsequent approval, but shall not be obligated to pay royalties or fees that previously accrued during the time extending from the end of the ninety (90) day period to the day of subsequent approval.

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(e)

If USDA requests in writing that MOI decide whether to elect the option to enforce the Licensed Patent against a specific party, MOI shall submit its decision within sixty (60) days of the date of request. In the absence of a written response during the sixty (60) day period, the U.S. Government may enforce the Licensed Patent without MOI.

(f)	All co-exclusive licensees who elect the option against a specific party shall have the right to jointly, but not separately, grant a sublicense to such party, in lieu of the U.S. Government.

(i)	Co-exclusive licensees who do not elect the option against a specific party shall not have the right to grant a sublicense to such party.

(ii)	All such sublicenses shall be subject to approval by USDA, which approval shall not be unreasonably withheld.

(iii)	Each such sublicense shall make reference to this Agreement, and a copy shall be furnished to USDA promptly after its execution.

8.3        The following disputes, if irreconcilable, between co-exclusive licensees who have elected the option, shall be submitted by such co-exclusive licensees to binding arbitration at their joint expense:

(a)	Disputes with regard to the terms of sublicenses granted to alleged infringers of the Licensed Patent.

(b)	Disputes as to the terms of settlement with regard to infringement of the Licensed Patent.

(c)	Disputes as to litigation procedure and strategy with regard to the Licensed Patent.

8.4        The following conditions apply to court awards and sublicensing revenues and other considerations as to the Licensed Patent, if MOI elects the enforcement option against a specific party.

(a)	MOI is not required to share, with USDA, court awards from such party, but is required to share sublicensing revenues and other considerations from such party pursuant to Article IV hereunder.

(b)

MOI’s reasonable attorney’s fees for attempting to sublicense or enforce the Licensed Patent against a specific party may be deducted from payments due to USDA under a sublicense to such party, provided that such reasonable attorney’s fees are not recouped as part of a court award for infringement of the Licensed Patent by such party, and provided that

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any such deductions do not exceed fifty percent (50%) of the payments due to USDA during any single reporting period.

8.5        In the absence of prior written consent from USDA, MOI shall not be entitled to waive any rights in the Licensed Patent as part of an agreement with a party who may be infringing the Licensed Patent.

ARTICLE IX

MARKING AND NON-USE OF NAMES

9.1        MOI, and its sublicensees, shall mark Licensed Products or packages containing Licensed Products with all applicable patent numbers.

9.2        MOI shall not use the name of the U.S. Government, the name of any department or agency of the U.S. Government, the name of any U.S. Government employee, or any adaptation of the above in any promotional activity without prior written approval from USDA.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1        USDA represents and warrants that the entire right, title and interest in the Licensed Patent has been assigned to the United States of America as represented by the Secretary of Agriculture and that USDA has the authority to issue licenses under the Licensed Patent.

10.2        USDA does not warrant the patentability or validity of the Licensed Patent and makes no representations whatsoever with regard to the scope of the Licensed Patent or that such Licensed Patent may be exploited without infringing other patents. USDA FURTHER MAKES NO WARRANTIES AS TO THE MERCHANTABILITY OR FITNESS OF THE LICENSED PATENT OR THE LICENSED PRODUCTS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER WARRANTIES EXPRESS OR IMPLIED.

ARTICLE XI

NOTICES

Written notices and reports required to be given under this Agreement, and submission of license execution and maintenance fees and royalties, shall be mailed by first class mail, postage prepaid and addressed as follows:

If to USDA	If to MOI

Assistant Administrator USDA, ARS, Office of Technology Transfer 5601 Sunnyside Avenue, 4-1159 Beltsville, Maryland 20705-5131	Pamela Marrone, CEO Marrone Organic Innovations, Inc. 215 Madison Place, Suites B/C Davis, California 95618

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ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1        This Agreement shall not be transferred or assigned by MOI to any party other than to a successor or assignee of the entire business interest of MOI relating to the Licensed Patent, but in no event shall MOI assign or transfer this Agreement to a party not a citizen or resident of the United States of America. MOI shall notify USDA in writing prior to any such transfer or assignment.

12.2        The interpretation and application of the provisions of this Agreement shall be governed by the laws of the United States as interpreted and applied by the Federal courts in the District of Columbia.

12.3        Neither party may waive or release any of its rights or interest in this Agreement except in writing. The failure of a party to assert a right hereunder or to insist on compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

12.4        The parties shall make every reasonable effort to resolve amicably any dispute concerning a question of fact arising under this Agreement. In accordance with the requirements of 37 CFR 404.11, USDA has established an administrative procedure for resolving disputes not settled amicably between the parties. Any such disputes shall be decided by the Assistant Administrator, Office of Technology Transfer, Agricultural Research Service (ARS), who shall reduce such decision to writing and mail or otherwise furnish a copy thereof to MOI. Any decision of the Assistant Administrator, ARS, whether it be a question of fact, or to modify or terminate this Agreement, may be appealed to the Administrator, ARS, whose decision shall be administratively final and conclusive. This shall not preclude MOI from taking additional legal action once all administrative avenues have been exhausted. Pending final decision of a dispute hereunder, MOI shall proceed diligently with the performance of its obligations under this Agreement.

12.5        Nothing relating to the grant of this license, nor the grant itself, shall be construed to confer upon MOI or its sublicensees any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to this license shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

12.6        The provisions of this Agreement are severable, and the illegality or invalidity of any provision of this Agreement shall not impair, affect, or invalidate any other provisions of this Agreement.

12.7        This Agreement constitutes the entire agreement and understanding between the parties, and neither party shall be obligated by any condition, promise or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

FOR THE UNITED STATES DEPARTMENT OF AGRICULTURE:

/s/ Richard J. Brenner	Nov. 9, 2007
Signature	Date

RICHARD J. BRENNER

Assistant Administrator, Agricultural Research Service

FOR MARRONE ORGANIC INNOVATIONS, INC.:

/s/ Pamela G. Marrone	Nov. 13, 2007
Signature	Date
Name: Pamela G. Marrone
Title: CEO